May 15, 1996



RE:  FIRST QUARTER 1996 CORRESPONDENCE
     DIVALL INSURED INCOME FUND, L.P. (THE "PARTNERSHIP")


Dear Limited Partner:

                         -----------------------------

                         FIRST QUARTER 1996 HIGHLIGHTS


           . During the First Quarter of 1996, we SETTLED our lawsuit
                                                  -------
                  with QUARLES & BRADY and ERNST & YOUNG, the
                Partnership's former attorneys and accountants.
             (Refer to "Restoration Highlights" for more details.)


                         -----------------------------


                  FIRST QUARTER 1996 "DISTRIBUTION" HIGHLIGHTS


 . 7.9% (approx.) annualized return on    . $450,000 "total" amount distributed
  $22,887,000 ("net" remaining initial     for the FIRST QUARTER 1996 which was
  investment).                             $100,000 more than budgeted.

                                         . $773.00 "total" per unit (approx.)
                                           distributed SINCE INCEPTION from both
 . $18.00 per unit (approx.) for the         cash flow from operations and "net"
  FIRST QUARTER 1996 from both cash         cash activity from financing and
  flow from operations and "net" cash       investing activities.
  activity from financing and
  investing activities.

            (NOTE:  ORIGINAL UNITS WERE PURCHASED FOR $1,000/UNIT.)

DiVall Insured Income Fund, L.P.
May 15, 1996
Page 2

                     ---------------------------------

                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS

  . 41% increase in      . 58% increase in      . 28% increase in
    OPERATING REVENUES     "TOTAL" EXPENSES       total
    from projections.      from projections.      NET INCOME from
                                                  projections.

   . Investigation and Restoration       . $125,000 was reserved during the
     costs in the amount of $179,000       quarter for potential liability of
     (related to the trial and             the BOATMEN'S loan.  The Partnership
     settlement with QUARLES & BRADY       will continue to reserve monies when
     and ERNST & YOUNG) were recorded      available in light of the current
     in March.  A portion of these         status of the pending litigation
     costs had been budgeted to occur      against Boatmen's. (See "Restoration
     in April due to initial               Highlights" for further information
     projections of the anticipated        regarding this lawsuit.)
     length of the March 1996 trial.
     (See "Restoration Highlights" for   . The Partnership received $106,000
     additional discussion.)               from an affiliated partnership (for
                                           previously advanced restoration
   . RENTAL INCOME of $520,000 was         costs) which was the primary reason
     $16,000 higher than projected due     for the higher than budgeted
     to higher than expected               distributions for the quarter.
     PERCENTAGE RENTS.

                     ---------------------------------

                              PROPERTY HIGHLIGHTS


                                   VACANCIES
                                   ---------

   . There was one vacancy at March 31, 1996; PORTERHOUSE (Chicago, IL). Last quarter, the Partnership had executed a lease agreement* for this property with BJ'S MARKET, however, the "prospective" tenant is still awaiting financing approval. (*NOTE: This lease agreement is contingent upon the tenant securing financing.)

DiVall Insured Income Fund, L.P.
May 15, 1996
Page 3

                       ---------------------------------

                          PROPERTY HIGHLIGHTS (CONT'D)

                                RENTS RECEIVABLE
                                ----------------


 . DenAmerica, tenant of the DENNY'S restaurants (Peoria and Glendale, Arizona), was one (1) month or $18,500 delinquent in scheduled rental payments at March 31, 1996. This tenant is experiencing slight cash flow problems associated with a recent merger.* The Partnership is currently working with the tenant to cure this total delinquency for its two (2) restaurants.

     (*NOTE: DenAmerica finalized their merger during the First Quarter of 1996. Currently these two (2) leases provide for straight percentage rents which reduces the value of the property in the market due to greater perceived risk. The recent MERGER allows the Partnership to secure "fixed" rents plus percentage rents for each of the properties. Additionally, $75,000 (principal/interest) is expected to be collected from an outstanding promissory note with this tenant. Leases are anticipated to be renegotiated by year-end.)


                             OTHER PROPERTY MATTERS
                             ----------------------

  . Chi Chi's, Inc., tenant of two (2) Chi Chi's (Eau Claire, WI and Grand
    Forks, ND) restaurants continues to experience a decrease in sales and has requested both a lease termination and a "buy-out" for its Wisconsin and North Dakota sites, respectively.

        The Partnership has declined the lease termination request, but is currently reviewing the terms of the "buy-out" proposal.

                     ---------------------------------

                            RESTORATION HIGHLIGHTS


 . Recoveries received during the FIRST    . "Total" recoveries received TO
  QUARTER 1996 totalled $494,000            DATE for the Partnership amount to
  (approx.) for the Partnership.            approximately $593,000.

DiVall Insured Income Fund, L.P.
May 15, 1996
Page 4
                       ---------------------------------

                        RESTORATION HIGHLIGHTS (CONT'D)


 . As previously communicated, the        . With respect to the DiVall "PRIVATE"
  Partnership and its affiliated           Partnerships, we would like to
  partnerships settled with QUARLES &      finalize all remaining settlements
  BRADY (Q&B) and ERNST & YOUNG (E&Y)      with the bankruptcy courts as quickly
  during the First Quarter of 1996.        as possible.

  The "NET" recoveries (less fees          Although we have no control of the
  and expenses paid upon                   timetable for these proceedings, we
  settlement) from this lawsuit            continue to monitor closely and
  are currently in a separate              negotiate settlements as they arise.
  bank account.
                                           We currently have only a few
  We are pleased with the results          remaining settlements pending.
  of the settlement because it
  allowed us to recapture not
  only the cost of the litigation
  but also all expenses
  associated with the
  investigation and former
  general partner removal.

 . Earlier this year, the Partnership WON its appeal in the Eighth Circuit
  Federal Court of Appeals in St. Louis, Missouri against Boatmen's First National Bank of Kansas City ("BOATMEN'S"). The FDIC and Boatmen's did not pursue their option to obtain a ruling by the U.S. Supreme Court -which means the case will now go back to the lower courts for trial.

 For purposes of summarizing background information regarding this lawsuit, please note the following:

 . During 1993, it was discovered that the former general partners borrowed
  $600,000 IN THE PARTNERSHIP'S NAME during or before 1991 from Metro North State Bank (now "BOATMEN'S"). Not only were the proceeds never received by the Partnership -- but, this loan was secured by mortgages on FIVE (5) of its properties.

DiVall Insured Income Fund, L.P.
May 15, 1996
Page 5

                       --------------------------------

                        RESTORATION HIGHLIGHTS (CONT'D)



          . At the time of discovery,    . On March 24, 1994, the Partnership
            the Partnership and its        formally disputed the loan by filing
            affiliated partnerships        a complaint against BOATMEN'S.  Since
            included the diversion  of     that time, various summary judgments
            the BOATMEN'S loan             and appeals have occurred resulting
            proceeds as part of the        in the final stage of discovery and
            "total" misappropriation       TRIAL  -- which is expected to begin
            -- meaning all expenses        this FALL.
            and recoveries of this
            litigation are shared by
            the Partnership and its
            affiliated partnerships.

      . Former general partner, Gary     . Former general partner, Paul E.
        J. DiVall pleaded "NO-             Magnuson has NOT formally responded
        CONTEST" to criminal charges       to criminal charges brought against
        brought against him by the         him by the Wisconsin Attorney
        Wisconsin Attorney General's       General's Office.
        Office.

 . At this time we are unaware of any "criminal" charges made by the Wisconsin
  Attorney General's Office against any other agent of the former general partners.

                       ------------------------------

                               RETURN OF CAPITAL

The following table has been updated to illustrate the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1986 through March 31, 1996.

DiVall Insured Income Fund, L.P.
May 15, 1996
Page 6

                       --------------------------------

                          RETURN OF CAPITAL (CONT'D)


                                               DISTRIBUTION     CAPITAL
                                               -------------  ------------
                                                 ANALYSIS       BALANCE
                                               -------------  ------------

  Original Capital Balance                                -   $25,000,000
  Cash Flow From Operations Since Inception    $ 16,068,678             -
  Total Distributions Since Inception           (18,181,740)            -
                                               ------------

  (Return) of Capital                          $ (2,113,062)   (2,113,062)
                                               ============   -----------

  "NET" REMAINING INITIAL INVESTMENT
       BY ORIGINAL PARTNERS                               -   $22,886,938
                                                              ===========


    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)


                       --------------------------------

                              QUESTIONS & ANSWERS

1. WHEN WILL THE "NET" PROCEEDS FROM THE Q&B AND E&Y SETTLEMENT BE DISTRIBUTED TO LIMITED PARTNERS?

    . We anticipate releasing the "net" settlement proceeds in accordance with our historical allocation percentages and including the payout with the Partnership's Second Quarter Distribution scheduled to be mailed on August 15, 1996.

2. HAS THERE BEEN ANY DECISION MADE REGARDING THE PARTNERSHIP'S LIQUIDATION ALTERNATIVES OR THE POSSIBILITY OF REPOSITIONING ITS ASSETS?

    . We recently met with the Advisory Board to continue our discussions regarding future alternatives for the Partnership - no decisions have been made at this time.

          There are various operating issues management would like resolve for the Partnership prior to any plans for dissolution or repositioning assets.

DiVall Insured Income Fund, L.P.
May 15, 1996
Page 7

                        -------------------------------

                              QUESTIONS & ANSWERS


3. WHAT IS TPG'S POLICY FOR RECEIVING NOTIFICATION OF ADDRESS CHANGES FROM LIMITED PARTNERS?

    . It is our policy that all Limited Partner address changes* be submitted in writing to our Investor Relations Department.

          (*NOTE: Any change in a Limited Partner's distribution or correspondence address should be sent to Investor Relations NO LATER THAN THREE (3) WEEKS before each scheduled distribution mailing date to insure that the change will be processed prior to check printing and label processing.)

As always, if you have any questions or need additional information, please
contact Investor Relations at 1-800-547-7686 or 1-608-829-2992.   All written
inquiries may be mailed or faxed to:

                             THE PROVO GROUP, INC.
                              Post Office Box 2137
                         Madison, Wisconsin  53701-2137

                               (FAX 608-829-2996)


Sincerely,
THE PROVO GROUP, INC.


By: /s/ Brenda Bloesch                   By: /s/ Kristin Atkinson
    ----------------------------------       --------------------------------
    Brenda Bloesch                           Kristin Atkinson
    Director of Investor Relations           V.P. - Finance and Administration

Enclosures


- - -----------------------------------------------------------------------------------------------------

                        DIVALL INSURED INCOME FUND L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1996

- - -----------------------------------------------------------------------------------------------------
                                                                  PROJECTED     ACTUAL       VARIANCE
                                                                  -----------------------------------
                                                                     1ST          1ST         CASH
                                                                   QUARTER      QUARTER      BETTER
  OPERATING REVENUES                                               3/31/96      3/31/96      (WORSE)
                                                                  ---------   ----------    ---------
    Rental income                                                 $ 503,675   $  520,168    $  16,493
    Direct financing interest                                         6,309        6,310            1
    Interest income                                                  11,427        9,498       (1,929)
    Recoveries of Amounts Previously Written Off                          0      200,533      200,533
    Other income                                                          0          594          594
                                                                  ---------   ----------    ---------
  TOTAL OPERATING REVENUES                                        $ 521,411   $  737,103    $ 215,692
                                                                  ---------   ----------    ---------

  OPERATING EXPENSES
    Insurance                                                     $   4,357   $    4,498    $    (141)
    Management fees                                                  22,370       22,356           14
    Restoration fees                                                      0        8,270       (8,270)
    Overhead allowance                                                1,863        1,863            0
    Advisory Board                                                    4,251        4,212           39
    Administrative                                                   13,210       11,258        1,952
    Professional services                                               250          367         (117)
    Releasing Commissions                                            16,650            0       16,650
    Auditing                                                         20,000       16,212        3,788
    Legal                                                            10,500        4,484        6,016
    Defaulted tenants                                                 5,620        2,987        2,633
                                                                  ---------   ----------    ---------
  TOTAL OPERATING EXPENSES                                        $  99,071   $   76,507    $  22,564
                                                                  ---------   ----------    ---------

  INTEREST EXPENSE                                                $  27,362   $   27,209    $     153
                                                                  ---------   ----------    ---------

  INVESTIGATION AND RESTORATION EXPENSES                          $  20,000   $  179,279    $(159,279)
                                                                  ---------   ----------    ---------

  NON-OPERATING EXPENSES
    Depreciation                                                  $  87,493   $   87,714    $    (221)
    Amortization                                                      1,068        1,065            3
                                                                  ---------   ----------    ---------
  TOTAL NON-OPERATING EXPENSES                                    $  88,561   $   88,779    $    (218)
                                                                  ---------   ----------    ---------

  TOTAL EXPENSES                                                  $ 234,994   $  371,774    $(136,780)
                                                                  ---------   ----------    ---------

  NET INCOME                                                      $ 286,417   $  365,329    $  78,912

  OPERATING CASH RECONCILIATION:                                                             VARIANCE
                                                                                            ---------
    Depreciation and amortization                                    88,561       88,779          218
    Recovery of amounts previously written off                            0     (200,533)    (200,533)
    (Increase) Decrease in current assets                           (57,985)      (7,456)      50,529
    Increase (Decrease) in current liabilities                     (161,127)     (59,143)     101,984
    Increase (Decrease) in G.P. distribution                         (1,146)      (1,461)        (315)
    Cash reserved for payables                                      160,000      (65,000)    (225,000)
    Advance from future cash flows for current distributions         25,000            0      (25,000)
                                                                  ---------   ----------    ---------
  Net Cash Provided From Operating Activities                     $ 339,720   $  120,515    $(219,205)
                                                                  ---------   ----------    ---------

CASH FLOWS FROM (USED IN) INVESTING
    AND FINANCING ACTIVITIES
    Payments received from affiliated partnerships                        0      105,833      105,833
    Recoveries from former G.P. affiliates                                0      494,107      494,107
    Cash invested in restoration escrow account                           0     (282,736)    (282,736)
    Principal received on equipment leases                           12,621       12,621            0
    Principal payments on mortgage notes                             (3,142)      (3,260)        (118)
                                                                  ---------   ----------    ---------
  Net Cash Provided from Investing And Financing
    Activities                                                    $   9,479   $  326,565    $ 317,086
                                                                  ---------   ----------    ---------

  Total Cash Flow For Quarter                                     $ 349,199   $  447,080    $  97,881

  Cash Balance Beginning of Period                                  775,934      843,730       67,796
  Less 4th quarter distributions paid 2/96                         (350,000)    (350,000)           0
  Plus cash reserved above for payables and future distributions   (185,000)      65,000      250,000
                                                                  ---------   ----------    ---------
  Cash Balance End of Period                                      $ 590,133   $1,005,810    $ 415,677


  Cash reserved for 1st quarter L.P. distributions                 (350,000)    (450,000)    (100,000)
  Cash reserved for payment of payables and future distributions   (115,000)    (425,000)    (310,000)
                                                                  ---------   ----------    ---------
  Unrestricted Cash Balance End of Period                         $ 125,133   $  130,810    $   5,677
                                                                  =========   ==========    =========
- - -----------------------------------------------------------------------------------------------------
                                                                  PROJECTED      ACTUAL      VARIANCE
                                                                  -----------------------------------
* Quarterly Distribution                                          $ 350,000   $  450,000    $ 100,000
  Mailing Date                                                     5/15/96     (enclosed)       -
- - -----------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

                                                                       ---------------------------------------  -----------
PROJECTIONS FOR           DIVALL INSURED INCOME FUND L.P.              ORIGINAL EQUITY                          $25,000,000
DISCUSSION PURPOSES            1996 PROPERTY SUMMARY                   NET DISTRIBUTION OF CAPITAL
                           AND RELATED ESTIMATED RECEIPTS                SINCE INCEPTION                         $2,113,062
                                                                                                                -----------
                                                                       CURRENT EQUITY                           $22,886,938
                                                                       ---------------------------------------  ===========

   PORTFOLIO

                                         -----------------------------------   --------------------------------------------
                                                     REAL ESTATE                                EQUIPMENT
   -----------------------------------   -----------------------------------   --------------------------------------------
                                                            BASE         %        LEASE                 LEASE *        %*
   CONCEPT           LOCATION                 COST          RENT       YIELD    EXPIRATION       COST   RECEIPTS     RETURN
   -----------------------------------   -----------------------------------   --------------------------------------------
   CHI CHI'S         GRAND FORKS, ND          984,801     128,700     13.07%
   CHI CHI'S         EAU CLAIRE, WI         1,042,730     136,260     13.07%

   VACANT LAND       COL. SPRINGS, CO         356,549           0      0.00%

   DENNY'S  **       GLENDALE, AZ           1,105,926      95,000      8.59%                    68,744         0      0.00%
   DENNY'S  **       SCOTTSDALE, AZ         1,051,157     107,500     10.23%                    40,553         0      0.00%
   DENNY'S  **       MESA, AZ               1,028,036      82,100      7.99%                    39,218         0      0.00%
   DENNY'S  **       PEORIA, AZ             1,105,926      93,000      8.41%                    58,781         0      0.00%
   BW-III            HOPKINS, MN              795,050      66,000      8.30%     1/15/2000     190,000    37,860     19.93%
   DENNY'S           BEAVER DAM, WI           659,299      66,000     10.01%     3/31/2000     190,000    37,860     19.93%

   FAZOLI'S          DES MOINES, IA           565,476      45,500      8.05%                    39,600         0      0.00%

   HARDEE'S          FOND DU LAC, WI        1,026,931      90,000      8.76%

   POPEYE'S          CHICAGO, IL              473,968      63,180     13.33%
   POPEYE'S          CHICAGO, IL              610,893      81,420     13.33%
   POPEYE'S          CHICAGO, IL              484,501      64,620     13.34%
   POPEYE'S          CHICAGO, IL              610,893      81,420     13.33%
   POPEYE'S          CHICAGO, IL              437,105      58,260     13.33%
   POPEYE'S          CHICAGO, IL              631,958      84,180     13.32%
   POPEYE'S          CHICAGO, IL              579,295      77,280     13.34%

   PORTERHOUSE       CHICAGO, IL              905,807           0      0.00%

   TACO CABANA       ARLINGTON, TX          1,474,569     132,000      8.95%
   TACO CABANA       DALLAS, TX             1,369,243     132,000      9.64%
   TACO CABANA       DALLAS, TX             1,257,596     132,000     10.50%
   TACO CABANA       DALLAS, TX             1,308,153     132,000     10.09%
   -----------------------------------   -----------------------------------   --------------------------------------------
   -----------------------------------   -----------------------------------                -------------------------------
   PORTFOLIO TOTALS (23 Properties)        19,865,862   1,948,420      9.81%                   626,896    75,720     12.08%
   -----------------------------------   -----------------------------------                -------------------------------
                                          -------------------------------------   ----------------
                                                         TOTALS                        TOTAL %
   ----------------------------------     -------------------------------------     ON 22,886,938
                                                                                       EQUITY
   CONCEPT           LOCATION                 INVESTED    RECEIPTS *   RETURN *         RAISE
   -----------------------------------    -------------------------------------   ----------------
   CHI CHI'S         GRAND FORKS, ND            984,801     128,700      13.07%
   CHI CHI'S         EAU CLAIRE, WI           1,042,730     136,260      13.07%

   VACANT LAND       COL. SPRINGS, CO           356,549           0       0.00%

   DENNY'S  **       GLENDALE, AZ             1,174,670      95,000       8.09%
   DENNY'S  **       SCOTTSDALE, AZ           1,091,710     107,500       9.85%
   DENNY'S  **       MESA, AZ                 1,067,254      82,100       7.69%
   DENNY'S  **       PEORIA, AZ               1,164,707      93,000       7.98%
   BW-III            HOPKINS, MN                985,050     103,860      10.54%
   DENNY'S           BEAVER DAM, WI             849,299     103,860      12.23%

   FAZOLI'S          DES MOINES, IA             605,076      45,500       7.52%

   HARDEE'S          FOND DU LAC, WI          1,026,931      90,000       8.76%

   POPEYE'S          CHICAGO, IL                473,968      63,180      13.33%
   POPEYE'S          CHICAGO, IL                610,893      81,420      13.33%
   POPEYE'S          CHICAGO, IL                484,501      64,620      13.34%
   POPEYE'S          CHICAGO, IL                610,893      81,420      13.33%
   POPEYE'S          CHICAGO, IL                437,105      58,260      13.33%
   POPEYE'S          CHICAGO, IL                631,958      84,180      13.32%
   POPEYE'S          CHICAGO, IL                579,295      77,280      13.34%

   PORTERHOUSE       CHICAGO, IL                905,807           0       0.00%

   TACO CABANA       ARLINGTON, TX            1,474,569     132,000       8.95%
   TACO CABANA       DALLAS, TX               1,369,243     132,000       9.64%
   TACO CABANA       DALLAS, TX               1,257,596     132,000      10.50%
   TACO CABANA       DALLAS, TX               1,308,153     132,000      10.09%
   -----------------------------------    -------------------------------------   ----------------
   -----------------------------------    -------------------------------------   ----------------
   PORTFOLIO TOTALS (23 Properties)          20,492,758   2,024,140       9.88%             8.84%
   -----------------------------------    -------------------------------------   ----------------

   OUTSTANDING DEBT

                                         -----------------------------------    -------------------------------
                                            AMOUNT       ANNUAL    CURRENT         AMOUNT     ANNUAL    CURRENT
   -----------------------------------       OWED         DEBT     INTEREST         OWED       DEBT    INTEREST
   MORTGAGED PROPERTIES                     3/31/96     SERVICE      RATE          3/31/96   SERVICE     RATE
   -----------------------------------   -----------------------------------    -------------------------------
   -----------------------------------   -----------------------------------
   DENNY'S           HOPKINS, MN              109,045      14,783     11.50%       181,742    24,637     11.50%
   DENNY'S           BEAVER DAM, WI            71,682       8,726      9.50%       179,835    21,514      9.50%
   MULTIPLE STORES   AZ, TX                   600,000           0      8.50%
   -----------------------------------   -----------------------------------    -------------------------------
   -----------------------------------   -----------------------------------    -------------------------------
   TOTALS                                     780,727      23,509     -            361,577    46,151     -
   -----------------------------------   -----------------------------------    -------------------------------
   -----------------------------------   -----------------------------------    -------------------------------
   NET AFTER DEBT                          19,085,135   1,924,911     10.09%       265,319    29,569     11.14%
   -----------------------------------   -----------------------------------    -------------------------------

                                                                               ----------------
                                       -------------------------------------      TOTAL % ON
- - -----------------------------------           AMOUNT       ANNUAL                 22,886,938
   MORTGAGED PROPERTIES                        OWED         DEBT                    EQUITY
- - -----------------------------------          3/31/96      SERVICE   RETURN *        RAISE
- - -----------------------------------    -------------------------------------   ----------------
DENNY'S           HOPKINS, MN                290,787      39,420
DENNY'S           BEAVER DAM, WI             251,517      30,240
MULTIPLE STORES   AZ, TX                     600,000           0
- - -----------------------------------    -------------------------------------
- - -----------------------------------    -------------------------------------
TOTALS                                     1,142,304      69,660
- - -----------------------------------    -------------------------------------
- - -----------------------------------    -------------------------------------   ----------------
NET AFTER DEBT                            19,350,454   1,954,480      10.10%             8.54%
- - -----------------------------------    -------------------------------------   ----------------


 *  A portion of the amounts disclosed include a return of principal.
** Rent is based on 12.5% of monthly sales.  Rent projected for 1996 is based on 1995 sales levels.